Green, Holman, Frenia & Company, L.L.P
A Professional Association of Certified Public Accountants


                                                               September 4, 2002

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549



         Re:      Safe Alternatives Corporation of America, Inc.
                  Amended 8-K/A

As required by Item 304 (a) (3) of regulation S-K, we are responding to the above named registrant's request to furnish your office in regards to the filing of the Amended 8-K/A.

We agree with the statements made by the registrant.

We will also be available to assist the successor auditor and answer any questions they may have concerning those financial statements which have been submitted by our firm.

Sincerely,


 /s/ Green Holman Frenia and Company, L.L.P.
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Green Holman Frenia and Company, L.L.P.







cc: Mr. Richard Fricke